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                                                                    Exhibit 99.1

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UNIFIRST CORPORATION                     NEWS RELEASE
68 Jonspin Road
Wilmington, MA 01887-1086                contact: John B. Bartlett
Telephone 978-658-8888 Ext 520                    Senior Vice President
Facsimile 978-988-0659                            jbartlett@unifirst.com
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[UNIFIRST CORPORATION LOGO]

                         UNIFIRST COMPLETES ACQUISITION
                            OF TEXTILEASE CORPORATION

         Wilmington, MA (September 2, 2003) -- UniFirst Corporation (NYSE: UNF) today announced the completion of its acquisition of the business and assets of Textilease Corporation. Textilease, headquartered in Beltsville Maryland, had fiscal year 2002 revenues of $95 million. It services over 25,000 uniform and textile products customers from 12 locations in six southeastern states, and also services a wide range of large and small first-aid service customers from additional specialized facilities.

         Ronald D. Croatti, UniFirst's President and Chief Executive Officer, stated, "The Textilease acquisition is the largest and most significant acquisition we have ever made. The combination of our two companies will broaden our market penetration in the mid-Atlantic and Southeast areas. Textilease is one of the premier companies in the industry. They are a quality company with excellent people and customers. We're pleased to have them join the UniFirst family."

         The purchase price of $178 million in cash, less assumed debt, was financed as part of a new $285 million unsecured revolving credit agreement, with Fleet National Bank as Administrative Agent and Sun Trust Bank as Syndication Agent.

         UniFirst is one of the largest providers of workplace uniforms and protective clothing in North America. The company employs over 9,000 team partners serving more than 175,000 customers in 46 states, Canada and Europe from 156 manufacturing, distribution and customer service facilities.

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. This public announcement may contain forward-looking statements that reflects the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. The words "anticipate" and "should", and other expressions that indicate future events and trends, identified these forward-looking statements. Actual future results may differ materially from those anticipated, depending on a variety of factors, including, but not limited to, performance of acquisitions and success in integrating the Textilease business; economic and business changes; fluctuations in the cost of materials, fuel and labor; economic and other developments associated with the on-going war on terrorism; strikes and unemployment levels; demand and price for the Company's products and services; improvement in underperforming rental

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         operations; and the outcome of pending and future litigation and environmental matters.